EXHIBIT 99.1

GM Provides Updated Preliminary 2005 Results, Delays Filing 10-K
DETROIT — General Motors Corp. (NYSE: GM) today provided updated preliminary financial results for 2005 and said it will delay filing its annual report on Form 10-K with the Securities and Exchange Commission due to an accounting issue regarding the classification of cash flows at ResCap, the residential mortgage subsidiary of GMAC.
The ResCap accounting issue relates to the erroneous classification of cash flows from certain mortgage loan transactions as cash flows from operations instead of cash flows from investing activities. Although the company has not completed its review of this matter, the issue will not impact either net income or the balance sheet presentation but is expected to impact the presentation of cash flows from operating and investing activities. This issue may impact the statements of cash flows for 2005 and prior periods at ResCap, GMAC and GM, and the impact may be material in some or all of the affected periods.
With the exception of the ResCap accounting issue, GM is otherwise prepared to file its 2005 Form 10-K and intends to do so as soon as practicable and within the next two weeks. At that time, GM also intends to report restated results for the years ended Dec. 31, 2000 to Dec. 31, 2004 on Form 10-K/A.
When GM files its 10-K, will provide final financial results for 2005 that differ from the preliminary results reported in January principally due to adjustments for three charges. These charges will increase GM’s reported loss in 2005 to a total of $10.6 billion, or $18.69 per share, including special items. This compares to the previously reported loss of $8.6 billion, or $15.13 per share.
The final 2005 results will include an increase in the previously announced North American restructuring charge; an increase to the contingent liabilities associated with Delphi Corp.’s Chapter 11 filing; and recognition at the GM level of the previously reported non-cash goodwill impairment charge of $439 million (after tax) at GMAC.

Revision to North American Restructuring Charge
GM expects to change the amount of its 2005 North American restructuring charge to $1.7 billion (after tax) from the previously reported charge of $1.3 billion (after tax) to reflect an increase in the provision for employee costs at facilities where GM plans to cease production. The previously reported charge included cash payments that would be made to affected employees during the current labor agreement, attributable to the JOBS bank provisions of that agreement. However, after further review, GM has determined to also include in the revised charge management’s best estimate of the costs it expects to pay during periods after the current labor contract expires in September 2007. In this regard, GM is currently in discussions with the United Auto Workers union on an accelerated attrition program for active employees, by which GM would be able to reduce the number of employees in the JOBS bank in a cost effective manner. GM currently believes that any agreement on an attrition program would not likely change the amount of this charge.
Revision to Delphi Charge, GMAC Impairment
GM also expects to increase the charge for GM’s contingent exposure relating to Delphi’s Chapter 11 filing, including benefit guarantees between GM and certain unions, to $3.6 billion ($5.5 billion before tax) from the previous estimate of $2.3 billion ($3.6 billion before tax). GM’s current estimate of the pre-tax range of this contingent exposure is now between $5.5 billion and $12 billion, with amounts near the low end of the range considered more possible than amounts near the high end of the range, assuming an agreement is reached among GM, Delphi and Delphi’s unions. This is consistent with the company’s previously issued guidance on the range of the contingent exposure to GM and it reflects developments in the discussions with Delphi and the UAW on a comprehensive agreement. The revised Delphi charge is based on the facts and circumstances as they exist today. Any new development in the Delphi discussions prior to GM’s filing of the 2005 10-K could result in a further update to these estimates.
In addition, GM intends to recognize non-cash goodwill impairment charges of $439 million (after-tax) in the fourth quarter of 2005. These charges relate primarily to GMAC’s Commercial Finance operating segment. Previously, GM reported but did not recognize these goodwill charges in its 2005 consolidated financial statements because the goodwill was deemed recoverable by GM at the GMAC reporting unit level.

However, after further internal review of applicable accounting standards, and in consultation with the company’s outside auditors, GM has determined that it should recognize the previously disclosed GMAC impairment in GM’s consolidated results for 2005.
Other SEC Filings
GM’s Form 10-K/A is currently expected to reflect restatements relating to supplier credits and other matters. GM had previously disclosed in November 2005 that it would restate its financial statements for 2001 and subsequent periods to correct the accounting for supplier credits.
Among the items that GM expects to restate in its Form 10-K/A are the following:
GM erroneously recorded as a reduction to cost of sales certain payments and credits received from suppliers prior to the completion of the earnings process. GM has concluded that the payments and credits received were associated with agreements for the award of future services or products or other rights and privileges and should be recognized when subsequently earned. The effect of these errors was a reduction in pre-tax income of $26 million for 2004; an increase in pre-tax income of $7 million in 2003; a reduction in pre-tax income of $69 million in 2002; a reduction in pre-tax income of $405 million in 2001; and a reduction in pre-tax income of $52 million in 2000. After restatement, a deferred credit of approximately $548 million (pre tax) would exist as of Dec. 31, 2004, which will be recognized as a reduction of cost of sales in future periods.
In 2001, GM erroneously recorded, as a reduction in stockholders’ equity, a $55 million pre-tax settlement with Delphi in the form of a credit to be used against amounts owed by Delphi to GM in relation to pension, Other Post Employment Benefits (OPEB), and other employment related benefits of former GM employees who had transferred to Delphi. This item will now be recorded as a warranty expense in that period.
In 2001, GM erroneously recorded $18 million of pre-tax expense related to a contract involving Delphi’s Flint East, Mich., plant that has now been recorded as an expense in 2000.

GM erroneously calculated the anticipated effect of cost reduction initiatives on its expected healthcare cost trend rate for 2002 and, as a result, understated that rate. Accordingly, GM’s other postretirement employee benefit (OPEB) pre-tax expense was overstated by $9 million in 2004 and understated by $51 million in 2003 and $30 million in 2002.
In 2000, GM erroneously recognized a $27 million pre-tax gain on disposal of precious metals inventory that has now been recorded as a financing transaction because GM had an obligation to repurchase the inventory in 2001.
For all periods, GM intends to record all other accounting adjustments it has identified that were not recorded in the proper period. The net effect of these other adjustments, net-of-tax, is currently expected to be an increase in net income of $10 million in 2004, an increase in net income of $64 million in 2003, a reduction in net income of $81 million in 2002, an increase in net income of $78 million in 2001, and a reduction in net income of $20 million in 2000.
GM has also determined that investors should not continue to rely on its previously filed financial statements for the first quarter of 2005 due to accounting errors resulting in an unfavorable impact on net income of $149 million, of which $107 million relates to accounting for vehicles on operating leases with daily rental car companies. GM’s portfolio of vehicles on operating lease with daily rental car companies, which was impaired at lease inception, was prematurely revalued in 2005 to reflect increased anticipated proceeds upon disposal.
Forward-looking Statements
In this press release and in related comments by General Motors’ and General Motors Acceptance Corporation’s management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” “impact,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements in this press release and in related comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GM’s actual results may differ materially due to numerous important factors that are described in GM’s most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. Such factors include, among others, the following: the resolution of accounting issues relating to ResCap cash flows, the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring, to achieve reductions in health care and pension costs and to implement capital expenditures at levels and times planned by management; the amount and rate of employee attrition; the pace of product introductions; market acceptance of the corporation’s new products; significant changes in the competitive environment and the effect of competition in the corporation’s markets, including on the corporation’s pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; restrictions on GMAC’s and Residential Capital Corporation (ResCap)’s ability to pay dividends and prepay subordinated debt obligations to us; changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; costs and risks associated with litigation; the final results of investigations by the SEC; costs and risks associated with litigation; the final results of investigations and inquiries by the SEC; changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could result in an impact on earnings; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees; negotiations and bankruptcy court actions with respect to Delphi Corp.’s obligations to GM, negotiations with respect to GM’s obligations under the pension benefit guarantees to Delphi employees, and GM’s ability to recover any indemnity claims against Delphi; labor strikes or work stoppages at GM or its key suppliers such as Delphi or financial difficulties at GM’s key suppliers such as Delphi; additional credit rating downgrades; the effect of a potential sale or other extraordinary transaction involving GMAC on the results of GM’s and GMAC’s operations and liquidity; other factors impacting financing and insurance operating segments’ results of operations and financial condition such as credit ratings, adequate access to the market, changes in the residual value of off-lease vehicles, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate, and changes in our contractual servicing rights; shortages of and price increases for fuel; and changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate.

In addition, GMAC’s actual results may differ materially due to numerous important factors that are described in GMAC’s most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. Such factors include, among others, the following: the ability of GM, to complete a transaction with a strategic investor regarding a controlling interest in GMAC while maintaining a significant stake in GMAC, securing separate credit ratings and low cost funding to sustain growth for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and GM; significant changes in the competitive environment and the effect of competition in the corporation’s markets, including on the corporation’s pricing policies; our ability to maintain adequate financing sources; our ability to maintain an appropriate level of debt; the profitability and financial condition of GM, including changes in production or sales of GM vehicles, risks based on GM’s contingent benefit guarantees and the possibility of labor strikes or work stoppages at GM or at key suppliers such as Delphi Corp.; funding obligations under GM and its subsidiaries’ qualified U.S. defined benefits pension plans; restrictions on ResCap’s ability to pay dividends and prepay subordinated debt obligations to us; changes in the residual value of off-lease vehicles; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of GMAC or GM; the threat of natural calamities; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
Use of the term “loans” describes products associated with direct and indirect lending activities of GMAC’s global operations. The specific products include retail installment sales contracts, loans, lines of credit, leases or other financing products. The term “originate” refers to GMAC’s purchase, acquisition or direct origination of various “loan” products.
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Contacts:
Toni Simonetti
212-418-6380 (office)
917-822-3392 (mobile)
toni.simonetti@gm.com
Jerry Dubrowski
212-418-6261 (office)
917-544-4885 (mobile)
jerry.dubrowski@gm.com